UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM 8-K
__________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 29, 2008
__________________

Maguire Properties, Inc.
(Exact name of registrant as specified in its charter)
__________________

Maryland (State or other jurisdiction of incorporation)	001-31717 (Commission File Number)	04-3692625 (IRS Employer Identification Number)

355 South Grand Avenue, Suite 3300 Los Angeles, California (Address of principal executive offices)	90071 (Zip Code)

(Registrant’s telephone number, including area code)
213-626-3300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

Plaza Las Fuentes

On September 29, 2008, we announced the completion of a $100.0 million financing secured by Plaza Las Fuentes and the Westin® Pasadena Hotel with Eurohypo AG, as Administrative Agent, and Wells Fargo Bank, N.A., as Syndication Agent.  Net proceeds totaled approximately $95 million, of which approximately $54 million was used to fund costs associated with the extension of our 3161 Michelson construction loan (as described below), leaving approximately $41 million available for general corporate purposes.

This loan bears interest at (i) LIBOR plus 3.25% or (ii) the base rate, as defined in the loan agreement, plus 2.25%.  This loan matures on September 29, 2010, with three one-year extension periods available at our option, subject to certain conditions.  As required by the loan agreement, we entered into an interest rate cap agreement which limits the LIBOR portion of the interest rate to 4.75% during the loan term, excluding extension periods.  This loan requires principal payments of $100.0 thousand per month during the term of the loan, including any extension periods.  Additional principal paydowns will be required if the property’s debt service coverage ratio (as defined in the loan agreement) is less than specified amounts as of the applicable quarterly measurement date.

In connection with this loan, Maguire Properties, L.P. (the “Operating Partnership”), of which we are the sole general partner and hold an approximate 87.8% interest, entered into a guaranty for space leased to East West Bank (90,773 rentable square feet) and Fannie Mae (61,655 rentable square feet).  If either tenant defaults on their lease payments, as defined in the loan agreement, our Operating Partnership is required to either post a standby letter of credit or deposit cash with the lender’s agent equal to: (1) $50.00 per square foot of space leased by the defaulting tenant (“Leasing Reserve”), and (2) one year of rent based on the defaulting tenant’s contractual rate (“Interest Reserve”).  The Leasing Reserve would be available to us for reimbursement of tenant improvements and leasing commissions incurred to re-lease the defaulted space, and the Interest Reserve would be available for payment of loan interest.  We are required to replenish the Interest Reserve if the remaining balance falls below six months worth of rent, provided that, in no event shall the amount so deposited exceed 24 months of rent for the defaulting tenant.

The terms of this loan agreement require our Operating Partnership to comply with financial ratios relating to minimum amounts of tangible net worth, interest coverage, fixed charge coverage and cash liquidity, and a maximum amount of leverage.

This description is qualified in its entirety by reference to the full text of the loan agreement that we will file at a later date.

3161 Michelson

On September 29, 2008, we announced a one-year extension of our 3161 Michelson construction loan with Eurohypo AG, as Administrative Agent, which is now scheduled to mature on September 28, 2009.  The amended loan bears interest at (i) LIBOR plus 3.00% or (ii) the base rate, as defined in the original loan agreement, plus 2.25%.  There are two one-year extension periods available under this loan, subject to certain conditions.  As required by the amended loan agreement, we entered into an interest rate cap agreement which limits the LIBOR portion of the interest rate to 5.50% for 75% of the maximum available amount as of the extension.

As part of the conditions to extend the maturity date of this loan, we made a principal payment totaling $33.0 million and funded a $7.5 million increase in tenant improvement reserves using proceeds from the financing of Plaza Las Fuentes.

In our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, we discussed certain obligations related to our 3161 Michelson construction loan.  One of these obligations relates to space previously rented to New Century Financial.  Under the original loan agreement, our remaining unmitigated obligation for rental payments under the New Century Occupancy guaranty totaled approximately $30 million and could be mitigated by leasing the New Century space to new tenants.  In connection with the second amendment to the loan agreement, we agreed that any termination or reduction of our obligation under this guaranty resulting from leasing the space to a new tenant will be disallowed if the new tenant defaults under the terms of their lease.

Our Operating Partnership also guaranteed an amount equal to one year of rental payments under the New Century lease as a credit guaranty.  As of June 30, 2008, our obligation under the credit guaranty was secured by a $9.0 million standby letter of credit secured by our $130.0 million revolving credit facility (the “Revolver”).  Under the terms of the second amendment to the loan agreement, the amount of this letter of credit was increased to $12.6 million and was funded with proceeds from the financing of Plaza Las Fuentes.  In connection with the second amendment to the loan agreement, the lender has the right to draw on the full amount of this letter of credit and apply the proceeds received to reduce the outstanding principal balance of this loan.  We understand that the lender has given notice to the issuing financial institution that it intends to draw down the letter of credit.  We have no obligation to provide an additional letter of credit unless our contingent obligation under the credit guaranty increases above the $12.6 million amount originally secured by the drawn letter of credit.

Per the terms of the original loan agreement, if the debt service coverage ratio for the property is below 1.25 to 1.00, then the property’s excess cash, as defined, is deposited on a monthly basis into a restricted cash account controlled by the lender as additional collateral for the loan.  In connection with the second amendment to the loan agreement, the lender has the right to withdraw the funds in this account and apply the proceeds received to reduce the outstanding principal balance of this loan.  On September 30, 2008, the lender withdrew the $3.4 million balance in the account and applied it to the principal balance of the loan.  The lender has the right to apply any future amounts deposited in this account to reduce principal.  Therefore, we expect that any future master lease payments made by our Operating Partnership will be applied: (1) to cover any current debt service shortfall and (2) to reduce the principal balance of the loan.

We also discussed in our Form 10-Q that our Operating Partnership has guaranteed a portion of the principal balance on this loan.  This amount, $24.0 million, remains unchanged by the second amendment to the loan agreement.  Additionally, our parking master lease agreement continues in effect.

The terms of the amended loan agreement require our Operating Partnership to comply with financial ratios relating to minimum amounts of tangible net worth, interest coverage and fixed charge coverage, and a maximum amount of leverage.

This description is qualified in its entirety by reference to the full text of the second amendment to the loan agreement that we will file at a later date.

Item 1.02	Termination of a Material Definitive Agreement.

Concurrent with the completion of the financing of Plaza Las Fuentes, we terminated the Revolver.  The Revolver bore interest at (1) LIBOR plus 200 basis points or (2) the base rate, as defined in the loan agreement, plus 100 basis points.  The Revolver was secured by deeds of trust on certain of our office properties, including Plaza Las Fuentes, and pledges of equity interests in substantially all property-owning subsidiaries of the Operating Partnership.  This facility was scheduled to mature on April 24, 2011.  All standby letters of credit that were secured by the Revolver have been continued with the issuing financial institution and are no longer secured by the Revolver.

Section 7 – Regulation FD

Item 7.01	Regulation FD Disclosure.

The information in this Item 7.01 of this Current Report on Form 8-K, including the exhibit attached hereto, is furnished pursuant to Item 7.01 and shall not be deemed “filed” for any purpose.  Such information shall not be deemed incorporated by reference into any filing, regardless of any general incorporation language in such filing.

On September 29, 2008, we issued a press release announcing the financing of Plaza Las Fuentes and the extension of our 3161 Michelson construction loan, a copy of which is furnished as Exhibit 99.1 herewith.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(a)           Financial statements of businesses acquired: None.

(b)           Pro forma financial information: None.

(c)           Shell company transactions: None.

(d)           Exhibits:

The following exhibit is furnished with this Current Report on Form 8-K:

Exhibit No.	Description

99.1**	Press release dated September 29, 2008 regarding the financing of Plaza Las Fuentes and the extension of the 3161 Michelson construction loan
__________
**	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGUIRE PROPERTIES, INC.
Registrant

/s/	NELSON C. RISING
Nelson C. Rising
President and Chief Executive Officer

Dated:     October 2, 2008